SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934.
Date of Report (Date of Earliest Event Reported): September 15, 2005
THE GEO GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	1-14260	65-0043078

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Identification No.)

621 NW 53rd Street, Suite 700, Boca Raton, Florida		33487

(Address of Principal Executive Offices)		(Zip Code)
(Registrant’s Telephone Number, Including Area Code) (561) 893-0101

(Former Name or Former Address, if Changed since Last Report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
     The information contained in Item 2.03 below is incorporated herein by reference.
Section 2 – Financial Information
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On September 15, 2005, The GEO Group, Inc. (“GEO”) completed the refinancing of its senior secured credit facility through the execution of a Second Amended and Restated Credit Agreement (the “Credit Agreement”), by and among GEO, as Borrower, BNP Paribas, as Administrative Agent and Lead Arranger, Bank of America, N.A., as Syndication Agent, and the lenders who are, or may from time to time become, a party thereto.
     The Credit Agreement consists of a $75 million 6-year term loan (the “Term Loan B”) and a $100 million 5-year revolver (the “Revolver”). The interest rate for the Term Loan B and the Revolver is LIBOR plus 2%. GEO plans to use the borrowings under the Credit Agreement to fund general corporate purposes and to finance GEO’s proposed acquisition of Correctional Services Corporation (“CSC”) for approximately $62 million. GEO currently anticipates that the proposed acquisition of CSC will be completed in October 2005, subject to the satisfaction of certain closing conditions contained in the merger agreement between GEO and CSC.
     Of the $75 million in borrowing under the Term Loan B, $41 million constitutes cash on hand. The remaining $34 million has been placed in an escrow account (the “Escrow Account”) for use in connection with the completion of the CSC acquisition. GEO’s ability to borrow from the Escrow Account to complete the acquisition of CSC is contingent on there not having occurred a material adverse effect (as that term is defined in the Credit Agreement) on GEO and CSC, on a combined company basis as if the acquisition had been completed, between the closing of the Credit Agreement and the closing of the acquisition.
     All of the obligations under the Credit Agreement are unconditionally guaranteed by each of GEO’s existing material domestic subsidiaries. The Credit Agreement and the related guarantees are secured by substantially all of GEO’s present and future tangible and intangible assets and all present and future tangible and intangible assets of each guarantor, including but not limited to (i) a first-priority pledge of all of the outstanding capital stock owned by GEO and each guarantor, and (ii) perfected first-priority security interests in all of GEO’s present and future tangible and intangible assets and the present and future tangible and intangible assets of each guarantor.
     The Credit Agreement contains certain customary representations and warranties, and certain customary covenants that restrict GEO’s ability to, among other things (i) create, incur or assume any indebtedness, (ii) incur liens, (iii) make loans and investments, (iv) engage in mergers, acquisitions and asset sales, (v) sell its assets, (vi) make certain restricted payments, including declaring any cash dividends or redeem or repurchase capital stock, except as otherwise permitted, (vii) issue, sell or otherwise dispose of capital stock, (viii) transact with affiliates, (ix) make changes in accounting treatment, (x) amend or modify the terms of any subordinated indebtedness, (xi) enter into debt agreements that contain negative pledges on its assets or covenants more restrictive than contained in the Credit Agreement, (xii) alter the business GEO conducts, and (xiii) materially impair GEO’s lenders’ security interests in the collateral for its loans.

     Events of default under the Credit Agreement include, but are not limited to, (i) GEO’s failure to pay principal or interest when due, (ii) GEO’s material breach of any representations or warranty, (iii) covenant defaults, (iv) bankruptcy, (v) cross default to certain other indebtedness, (vi) unsatisfied final judgments over a threshold to be determined, (vii) material environmental claims which are asserted against GEO, and (viii) a change of control.
     The Credit Agreement is filed with this report as Exhibit 10.1 and is incorporated herein by reference. GEO’s press release issued in connection with the completion of the Credit Agreement is filed with this report as Exhibit 99.1 and is incorporated herein by reference.
     GEO is including the following cautionary statement in this Form 8-K to make applicable and take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statement made by, or on behalf of, GEO. This Form 8-K Report contains forward-looking statements regarding future events and the future performance of GEO that involve risks and uncertainties that could materially affect actual results. Investors should refer to documents that GEO files from time to time with the Securities and Exchange Commission for a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this Form 8-K Report. Such factors include, but are not limited to: (1) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (2) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (3) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (4) GEO’s ability to obtain future financing on acceptable terms; (5) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (6) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.
ITEM 9.01 Financial Statements and Exhibits.
c) Exhibits
     The following exhibits are filed in accordance with Item 601 of Regulation S-K:

10.1	Second Amended and Restated Credit Agreement, dated as of September 14, 2005, by and among The GEO Group, Inc., as Borrower, BNP Paribas, as Administrative Agent and Lead Arranger, Bank of America, N.A., as Syndication Agent, and the lenders who are, or may from time to time become, a party thereto.

99.1	Press Release of GEO, dated September 15, 2005

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: September 21, 2005

The GEO Group, Inc.
/s/ John G. O’Rourke
Name:	John G. O’Rourke
Title:	Senior Vice President and Chief Financial Officer

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